UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 30, 2010

NILE THERAPEUTICS, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-34058	88-0363465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 West 4th Ave., Suite 400
San Mateo, California 94402
(Address of Principal Executive Offices)

(650) 458-2670
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on June 1, 2010, Nile Therapeutics, Inc. (the “Company”) received a notice from the Listing Qualifications Department (the “Staff”) of The NASDAQ Stock Market LLC (“NASDAQ”) stating that the minimum bid price of the Company’s common stock had been below $1.00 per share for 30 consecutive business days and that the Company was therefore not in compliance with the minimum bid price requirement for continued listing on The NASDAQ Capital Market set forth in Listing Rule 5550(a)(2) (the “Rule”).  The notice indicated that, in accordance with Listing Rule 5810(c)(3)(A), the Company had been granted 180 calendar days, or until November 29, 2010, to evidence compliance with the minimum bid price requirement.

The Company did not regain compliance with the Rule by November 29, 2010 and, accordingly, on November 30, 2010, the Company received written notification from the Staff (the “Staff Determination”) stating that the Company’s common stock would be subject to delisting from The NASDAQ Capital Market unless the Company requests a hearing to the NASDAQ Listing Qualifications Panel (the “Panel”).

The Company intends to request a hearing before the Panel to review the Staff Determination, which will stay any action with respect to the Staff Determination and allow the continued listing of the Company’s common stock on The NASDAQ Capital Market until the Panel renders a decision subsequent to the hearing. At the hearing, the Company intends to present a plan to regain compliance with the Rule and request that the Panel allow the Company additional time within which to regain compliance. There can be no assurance that the Panel will grant the Company’s request for continued listing on The NASDAQ Capital Market.

On December 3, 2010, the Company issued a press release announcing receipt of the Staff Determination.  A copy of the press release is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Press release dated December 3, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NILE THERAPEUTICS, INC.

Date: December 6, 2010	By:	/s/ Daron Evans
Daron Evans
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated December 3, 2010.